Exhibit (11)

November 29, 2019

Crescent Reincorporation Sub, Inc.

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Re: Registration Statement on Form N-14 (File No. 333-233995)

Ladies and Gentlemen:

We have served as Maryland counsel to Crescent Reincorporation Sub, Inc. (to be renamed Crescent Capital BDC, Inc.), a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to 5,203,017 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to be issued by the Company in connection with the merger (the “Merger”) of Atlantis Acquisition Sub, Inc., a Maryland corporation (“Acquisition Sub”), with and into Alcentra Capital Corporation, a Maryland corporation (“Alcentra”), pursuant to the Agreement and Plan of Merger, dated as of August 12, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of September 27, 2019 (collectively, the “Merger Agreement”), by and among Crescent Capital BDC, Inc., a Delaware corporation which will merge with and into the Company prior to the Merger, Acquisition Sub, Alcentra and CBDC Advisors, LLC, a Delaware limited liability company. The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of Joint Proxy Statement/Prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Crescent Reincorporation Sub, Inc.

November 29, 2019

3.    The Articles of Amendment and Restatement of the Company in substantially the form to be filed with the SDAT prior to the Merger and the issuance of any of the Shares (the “New Charter”), certified as of the date hereof by an officer of the Company;

4.    The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.    Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the registration of the Shares, certified as of the date hereof by an officer of the Company;

7.    The Merger Agreement;

8.    A certificate executed by an officer of the Company, dated as of the date hereof; and

9.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

Crescent Reincorporation Sub, Inc.

November 29, 2019

All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Prior to the Merger and the issuance of any of the Shares, the New Charter will have been filed with and accepted for record by the SDAT and the issuance of the Shares will have been authorized and approved by the Board in accordance with the Maryland General Corporation Law, the New Charter and the Bylaws (such approval referred to herein as the “Corporate Proceedings”).

6.    The Merger will be duly approved by all necessary corporate action on the part of Alcentra. Articles of Merger relating to the Merger (the “Articles of Merger”) will be filed with and accepted for record by the SDAT.

7.    Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the New Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    Upon completion of the Corporate Proceedings, the issuance of the Shares will be duly authorized and, when and if issued in connection with the Merger in accordance with the Corporate Proceedings, the Merger Agreement and the Articles of Merger, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any

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November 29, 2019

jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP